Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 2 to Registration Statement No. 333-165869 on Form S-3 of our report dated February 23, 2010, relating to the consolidated financial statements of Kaiser Aluminum Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s (i) adoption of including share-based payment awards as participating securities in the computation of earnings per share using the two-class method using a retrospective application method (FASB Accounting Standards Codification Topic 260), and (ii) realignment of its reporting segments), and our report on the effectiveness of Kaiser Aluminum Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kaiser Aluminum Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of Amendment No. 2 to Registration Statement No. 333-165869.
/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
July 2, 2010